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                                                         ITEM 14(A)3, EXHIBIT 11
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                          TESORO PETROLEUM CORPORATION
         INFORMATION SUPPORTING EARNINGS (LOSS) PER SHARE COMPUTATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                            THREE
                                                                            MONTHS
                                                                            ENDED           YEARS ENDED
                                          YEARS ENDED SEPTEMBER 30,      DECEMBER 31,       DECEMBER 31,
                                         1989       1990       1991          1991         1992       1993

Earnings (Loss) Before the Cumulative
  Effect of Accounting Changes-------  $ (30,520)    22,702      3,939         (416)      (45,245)    16,956
Cumulative Effect of Accounting
  Changes----------------------------     --         --         --           --           (20,630)    --
Net Earnings (Loss)------------------    (30,520)    22,702      3,939         (416)      (65,875)    16,956
Preferred Stock Dividend
  Requirements-----------------------      9,204      9,207      9,207        2,301         9,207      9,207
Net Earnings (Loss) Applicable to
  Common Stock-----------------------  $ (39,724)    13,495     (5,268)      (2,717)      (75,082)     7,749
Primary Earnings (Loss) Per Share
  Computation:
  Average common shares
    outstanding----------------------     14,042     14,061     14,069       14,067        14,063     14,070
  Common stock
    equivalents -- dilutive
    options--------------------------     --              5     --           --            --            220
    Average Outstanding Common and
      Common Equivalent Shares-------     14,042     14,066     14,069       14,067        14,063     14,290
Primary Earnings (Loss) Per Share:
    Earnings (loss) before the
      cumulative effect of accounting
      changes------------------------  $   (2.83)       .96       (.37)        (.19)        (3.87)       .54
    Cumulative effect of accounting
      changes------------------------     --         --         --           --             (1.47)    --
    Net earnings (loss)--------------  $   (2.83)       .96       (.37)        (.19)        (5.34)       .54
Fully Diluted Earnings (Loss) Per
  Share Computation:
  Net earnings (loss) applicable to
    common stock---------------------  $ (39,724)    13,495     (5,268)      (2,717)      (75,082)     7,749
    Add: Preferred stock dividend
      requirements-------------------      9,204      9,207      9,207        2,301         9,207      9,207
    Interest and amortization of debt
      discount on convertible
      debentures -- net of federal,
      state and other income taxes---         35     --         --           --            --         --
        Net Earnings (Loss)
          Applicable to Common Stock
           -- Fully Diluted----------  $ (30,485)    22,702      3,939         (416)      (65,875)    16,956
  Average outstanding common and
    common equivalent
    shares---------------------------     14,042     14,066     14,069       14,067        14,063     14,290
  Shares issuable on conversion of
    preferred shares-----------------      4,777      4,775      4,775        4,775         4,775      4,775
  Shares issuable on conversion of
    debentures-----------------------         46     --         --           --            --         --
  Other------------------------------         27     --         --           --            --         --
                                          18,892     18,841     18,844       18,842        18,838     19,065
Fully Diluted Earnings (Loss) Per
  Share --
  Anti-dilutive----------------------  $   (2.83)       .96       (.37)        (.19)        (5.34)       .54

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